Kunekt Signs Agreements to Acquire Two Chinese Mobile Phone Companies

Kunekt to Design, Build and Market Quality Mobile Phones and Android Smartphones and Tablets in Developed and Developing Countries

Hong Kong, January 24, 2011 - Kunekt Corporation (OTCBB: KNKT), creator of the Kunekt global brand of affordably priced, quality mobile devices, including Android smartphones and tablets, signed definitive agreements to acquire AMS-INT ASIA LTD. ("AMS"), Hong Kong, as a major step in its business plan to design, build and market mobile devices in developed and developing countries, initially in China and India.

Under the terms of the agreements, on closing, Kunekt will have 100% of the interest in the control and management of Guangzhou Xingwei Communications Technology Ltd. Inc. ("Xingwei"), Guangzhou, China, a mobile phone design company, and Beijing Yiyueqiji Science and Technology Development Ltd. Inc. ("Yiyueqiji"), Beijing, China, an Android smartphone design company. Xingwei has been in operation since 2004 and has 42 employees. Yiyueqiji has been in operation since 2009 and has 18 employees.

Xingwei generated revenue in excess of RMB 33 million ($5 million USD) (unaudited). Xingwei's CEO and founder is Chengwu Zhu, who previously worked for telecom giant Huawei and, following the acquisition by Kunekt, will be the Vice President of Engineering and Operations of Kunekt.

Yiyueqiji is singularly focused on the design and implementation of Android smartphones, tablets and mobile Internet devices. Yiyueqiji is headed up by Jin Su, Vice President Engineering, who previously held senior marketing and product development positions with Motorola China Technology Limited and VTech Telecommunications (HK) Ltd.

Mark Bruk, president of Kunekt, said, “We will immediately begin building a sales team together with AMS to market our affordably priced, quality mobile devices. Our initial targets are the world’s largest mobile phone markets of China and India. This is where the biggest growth opportunity exists of new mobile phone users and in these countries we already have established relationships.”

Upon closing of the acquisitions, Matt Li, managing director of AMS, will become the co-chairman, co-CEO and president of Kunekt. Li, an entrepreneur with more than twenty years of academic and engineering experience in the network, telecom and wireless industries, has held various engineering and management positions with startups and Fortune 500 companies, such as Cisco Systems; UB Video; Motorola; Abatis Systems; and ANV Systems. In the past eight years, he has worked with three early stage companies, either as a co-founder or an early stage employee, through their successful capital exits.

Kunekt plans to evolve the Xingwei team into a smartphone and tablet design group. Together with the Android team at Yiyueqiji, Kunekt will have a complete design team for mobile phones,

smartphones and tablets, enabling the company to control all aspects of the design, manufacturing and distribution of its mobile device products.

The combined team has extensive experience, contacts and customers in China, India and some Southeast Asian markets. Kunekt will have immediate operational scale with operations in four cities in China (Hong Kong, Quangzhuo, Shenzen and Beijing) with more than sixty employees.

"This business and skill-set combination enables Kunekt to significantly advance its business. In one move, we combine the Kunekt brand, a mobile device design team and an Android design team, fundamentally repositioning Kunekt from a business in development to an established mobile phone company," said Bruk, who will be the co-chairman and co-CEO of Kunekt upon the closing of the acquisitions.

Li added, "These transactions are positive not just for Kunekt but also for Yiyueqiji's and Xingwei's existing customers."

About Kunekt
Kunekt Corp. (OTCBB: KNKT) is a U.S. publicly traded company focused on designing, building and marketing mobile phones as well as smartphones and tablets powered by Google's Android mobile operating system. The company's mission is to build a globally recognized brand in the mobile device market and deliver smart phones and tablets at prices that are a fraction of the industry leaders.

The company is listed on the OTC Bulletin Board under the symbol KNKT. For more information about Kunekt and to sign up for email updates, visit www.kunekt.com and follow each company on Twitter and Facebook.

Public Relations/Media
Richard Stern
Stern & Co.
Telephone: +1-212-888-0044
Email: pr@kunekt.com

Investor Relations
Andrew J. Barwicki
Barwicki Investor Relations Inc.
Telephone: +1-877-4-KUNEKT (+1-877-458-6358)
Email: ir@kunekt.com

Digital Strategies
ProActive Capital Resources Group LLC
Telephone: +1-212-828-7373
Email: ds@kunekt.com

Forward-Looking Statement

This news release contains "forward-looking statements". Statements in this news release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, such as the following: (1) statements regarding the management and corporate structure of Kunekt upon closing of the definitive agreements; (2) that initial targets upon closing of the definitive agreements will be Indian and Chinese markets and that the biggest growth opportunities are in the Chinese and Indian markets; (3) that Kunekt will become an established mobile phone company upon closing of the definitive agreements; and (4) that post-closing, Kunekt will have a complete design team for mobile phones, smart phones and tablets, enabling the company to control all aspects of their design, manufacture and distribution. It is important to note that actual outcomes and Kunekt's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (1) a failure to close the definitive agreements; (2) an unwillingness for the persons named in this release to serve as management of the company post-closing; (3) an inability to evolve the businesses of the different companies into a singular group; (4) the ability of Kunekt to design, manufacture and market mobile phones, smartphones and/or tablets at all and at a price less than the industry leaders; (5) Kunekt's ability to remain competitive as other parties develop and release competitive products; (6) Kunekt's ability to engage reliable companies to manufacture mobile phones, smartphones and tablets; (7) the ability of Kunekt to establish a recognized and/or global brand for its mobile phones, smartphones and tablets; (8) the success by Kunekt of the sales of its current and new products; (9) the impact of technology changes on Kunekt's products and on the industry; (10) general economic conditions as they affect Kunekt and its current and prospective customers, including a continued downturn in general economic conditions internationally; (11) the ability of Kunekt to control costs operating, general administrative and other expenses; and (12) insufficient investor interest in Kunekt's securities which may impact on its ability to raise additional financing as required.

Readers should also refer to the risk disclosures outlined in Kunekt's quarterly reports on Form 10-Q, annual reports on Form 10-K and Kunekt's other disclosure documents filed from time-to-time with the SEC at www.sec.gov and available on Kunekt's investor relations website at www.kunekt.com. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended October 31, 2010, which we expect to file with the SEC in January 2011.

All information provided in this release is as of January 24, 2011, and Kunekt Corporation undertakes no duty to update this information.